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                                         UNITED STATES                                  OMB APPROVAL
                              SECURITIES AND EXCHANGE COMMISSION               ------------------------------
                                    WASHINGTON, D.C. 20549                     OMB Number:          3235-0145
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                                                                               hours per response.......14.90
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                                  SCHEDULE 13G

            INFORMATION STATEMENT TO BE INCLUDED IN STATEMENTS FILED
       PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*


                          NATIONAL SEMICONDUCTOR CORP.
                          ----------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    637640103
                                 --------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [X]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [ ]    Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 637640103                SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

          OPPENHEIMER CAPITAL  (IRS NO. 13-3413767)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IA
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1         (a)    NAME OF ISSUER:
                      National Semiconductor Corp.

               (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      2900 Semiconductor Drive
                      Santa Clara, California 95051

ITEM 2         (a)    NAME OF PERSON FILING:
                      OPPENHEIMER CAPITAL

               (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                      Oppenheimer Tower, World Financial Center
                      New York, New York 10281

               (c)    CITIZENSHIP:
                      Not Applicable.

               (d)    TITLE OF CLASS OF SECURITIES:
                      Common Stock

               (e)    CUSIP NUMBER:
                      637640103

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)    [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;

               (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

               (c)    [ ] Insurance company as defined in Section 3(a)(19) of
                          the Act;

               (d)    [ ] Investment company registered under Section 8 of the
                          Investment Company Act;

               (e)    [X] Investment adviser registered under Section 203 of the
                          Investment Advisors Act of 1940;

               (f)    [ ] Employee benefit plan or endowment fund in accordance
                          with Rule 13d-1(b)(1)(ii)(F);

               (g)    [ ] Parent holding company or control person, in
                          accordance with 13d-1(b)(ii)(G);

               (h)    [ ] Savings association as defined in Section 3(b) of the
                          Federal Deposit Insurance Act;

               (i)    [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4         OWNERSHIP.

               (a)    Amount beneficially owned: 20,000 **

               (b)    Percent of Class: 0.0

               (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote: -0-

               (ii)   Shared power to vote: 20,000 **

               (iii)  Sole power to dispose or direct the disposition of: -0-

               (iv)   Shared power to dispose or direct the disposition of:
                      20,000 **

               **This report is being filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts to report the fact that the reporting person has ceased to be the beneficial owner five percent or more of the securities of the issuer.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7 IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8         IDENTIFICATION AND CLARIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10        CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: February 9, 1999




                                       /s/ THOMAS E. DUGGAN
                                       -----------------------------------------
                                       General Counsel and Secretary
                                       -----------------------------------------